Exhibit D
to Schedule 13D



FOR IMMEDIATE RELEASE

                HARBINGER CAPITAL PARTNERS DISCLOSES NOMINATION
             OF SEVEN DIRECTOR CANDIDATES FOR RYERSON INC.'S BOARD

 CHALLENGES CURRENT BOARD'S TRACK RECORD IN MANAGEMENT OVERSIGHT AND SHAREHOLDER
   VALUE CREATION; PROPOSES SLATE OF INDEPENDENT NOMINEES WITH INDUSTRY AND
       DISTRIBUTION EXPERIENCE TO STRENGTHEN BOARD AND GUIDE MANAGEMENT

         --------------------------------------------------------------

NEW YORK, JANUARY 2, 2007 - Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, "Harbinger") today announced it is seeking the election of seven independent directors to replace the majority of the existing Board of Directors of Ryerson Inc. (NYSE: RYI) at the Company's 2007 Annual Meeting of shareholders. Harbinger, which owns a 9.7 percent stake in Ryerson, detailed its intention in a written notice to Ryerson's Board of Directors, which will be made publicly available in a Schedule 13-D amendment to be filed with the SEC.

Harbinger said it has become increasingly concerned that Ryerson's Board of Directors and senior management have demonstrated a lack of focus on profitability and management of inventory, and that it believes the Company's current Board has not fulfilled its responsibility to enhance value for shareholders. In particular, Harbinger believes that the current Board and senior management team have failed to adequately execute on the Company's strategy and that Ryerson's current Board lacks the necessary experience in the metals service center industry and has provided insufficient oversight of the Company's management team. Harbinger notes, based on publicly available information, that Ryerson has consistently underperformed its industry peers by a variety of key performance metrics, including gross, operating and net margins, and that peer companies have consistently turned inventory more rapidly than Ryerson.

Larry Clark, Managing Director of Harbinger Capital Partners, said: "This Company has consistently underperformed and there is a need for a significant change at the Board level. Our seven nominees are experienced and independent and, once elected, will work to deliver value to all shareholders. Ryerson's long-term strategy to simultaneously improve cost structure and productivity and expand its customer base while remaining a leader in a consolidating industry is the right one. However, we believe the Company's performance over time demonstrates that the current management team has failed to execute on this strategy and requires better counsel - and we are taking this important step to provide it."

Specifically, since 1996, Ryerson's operating margins, defined as earnings before interest, taxes, depreciation and amortization (EBITDA) divided by sales, have averaged 3.4 percent, less than half of the metals service center and processor composite average of 8.0 percent.(1) Harbinger believes that poor inventory management has resulted in inventory turns of 3.8x up to the third quarter of 2006 and has historically averaged 3.9x over ten years, while the metals service center and processor composite has averaged closer to 5.1x during the same period.(2) In addition, over the past ten years, Ryerson has delivered an average return on invested capital ("ROIC") of approximately 4.5 percent while the metals service center and processor index has achieved an average ROIC of ten percent.(3)

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Harbinger  believes  that  these  results  reflect a failure by  management  to execute the Company's business strategy and that, as a result, Ryerson's share price has dramatically underperformed its peers. On a total return basis (which assumes dividend reinvestment) Ryerson has returned only 44 percent since 1996, compared to 94 percent and 165 percent for the S&P 500 and the metals service center and processor composite index, respectively. Over the same ten years, Ryerson's closest peer, Reliance Steel & Aluminum Co., has grown its equity market capitalization over 700 percent.(4) Each of these share price and market capitalization numbers is as of December 12, 2006, the last trading date prior to the date that Harbinger filed its Schedule 13D describing its share ownership in Ryerson and its intentions for the company.

Harbinger believes that Ryerson's current Board lacks the specific qualifications necessary for leveraging the value drivers within the metals service center industry that would create acceptable shareholder returns. Harbinger has assembled a slate of nominees, none of whom come from Harbinger, that possesses broad industry and distribution experience and that Harbinger believes can effectively focus Ryerson's management team on the execution of its business plan with the goal of materially improving the Company's financial performance and future prospects for value creation.

Harbinger's seven independent director nominees together form an experienced and entrepreneurial team that intends to focus on guiding senior management toward delivering cost and operating efficiency and profitability at Ryerson. They are:

Keith E. Butler          Mr. Butler is the sole owner of BCS  Placements,  LLC.
                         Mr. Butler  joined  PaineWebber  in 1997,  which later
                         merged  with  UBS  Warburg,  a global  securities  and
                         investment  banking  firm. He is currently a financial
                         advisor and was an investment  banker with UBS Warburg
                         until the end of 2003.  Mr.  Butler's focus was on the
                         transportation  sector,  including  the  financing  of
                         freighter  aircraft.  Before  PaineWebber  merged with
                         UBS,   Mr.   Butler   was  a  Managing   Director   at
                         PaineWebber,  where he  launched  and  built the first
                         structured  finance  product group for  transportation
                         assets  and at Alex  Brown,  where  he  initiated  the
                         transportation  debt practice.  Mr. Butler is a member
                         of the Board,  Chairman of the Compensation  Committee
                         and  a  member  of  the   Nominating   and  Governance
                         Committee of Atlas Air Worldwide Holdings, Inc.

Eugene I. Davis          Mr. Davis is the Chairman and Chief Executive  Officer
                         of PIRINATE  Consulting  Group,  LLC, a privately held
                         consulting    firm    specializing    in   turn-around
                         management,  merger and acquisition consulting,  proxy
                         contests and strategic  planning advisory services for
                         domestic and international public and private business
                         entities.  Since forming  PIRINATE in 1997,  Mr. Davis
                         has advised, managed, sold, liquidated and/or acted in
                         an  executive  capacity  for a number  of  businesses,
                         including   companies   operating   in   the   metals,
                         transportation and logistics sectors. Prior to forming
                         PIRINATE, Mr. Davis served as President, Vice-Chairman and Director of Emerson Radio Corp, and CEO and
                         Vice-Chairman of Sport Supply Group, Inc. Mr. Davis began his career as an attorney and international negotiator with Exxon Corp. and Standard Oil Company
                         (Indiana) and as a partner in two Texas-based law firms where he specialized in corporate/securities law, international

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                         transactions  and  restructuring  advisory.  Mr. Davis
                         currently serves as Chairman of the Board of Directors for Atlas Air Worldwide Holdings, Inc. and as a
                         director  for  Knology   Broadband,   Inc.,   American
                         Commercial  Lines,   Inc.,   Footstar  Inc.,   Granite
                         Broadcasting   Corp.,   Medicor   Ltd.,   PRG   Shultz
                         International, Inc. and Viskase Companies Inc. Mr. Davis is a former director of Metals USA, Inc.

Daniel W. Dienst         Mr.  Dienst has served as the Chairman of the Board of
                         Metal Management, Inc., one of the largest full service metals recyclers in the United States, since
                         April 2003, as that company's Chief Executive Officer since January 2004, President since September 2004 and as a member of the Board since 2001. From May 2000 to January 2004, Mr. Dienst served as Managing Director of the Corporate and Leveraged Finance Group of CIBC
                         World Markets Corp., a diversified global financial services firm. From January 1999 through April 2000,
                         Mr.  Dienst held various  positions  within CIBC World
                         Markets,  including  Executive  Director  of the  High
                         Yield/Financial Restructuring Group. From October 1995 to March 1998, Mr. Dienst served in various capacities with Jefferies & Company, Inc., most recently as its Vice President, Corporate Finance/Restructurings. Mr.
                         Dienst previously served as the non-executive Chairman of the Board of Metals USA, Inc.

Richard Kochersperger    Mr.   Kochersperger   is  the  Director  of  the  Food
                         Marketing  Group, a virtual  educational  resource for
                         the food industry.  Previously, he was the Director of
                         the  Center  for  Food  Marketing  at  Saint  Joseph's
                         University, and currently is an Associate Professor at
                         Saint  Joseph's   University  in  the  Food  Marketing
                         Department.   Mr.   Kochersperger   has  designed  and
                         implemented  Executive  Education programs for several
                         leading    companies    including     Albertsons/ACME,
                         Tengelmann,  A&P, Ferrero, Fleming,  McCormick and the
                         USDA Cochran  Fellowship.  He is the author of several
                         books on Food  Logistics  and he  produces  the Annual
                         Food   Industry    Logistics    Benchmark   for   Food
                         Distributors International

Larry J. Liebovich       Currently  retired  after  33 years  of  service,  Mr.
                         Liebovich is the former President of Liebovich Steel &
                         Aluminum Company. Mr. Liebovich served 20 years on the
                         Board of the Metal Service Center Institute and was the Founding Chairman of the North American Steel
                         Alliance.

Gerald Morris            Mr. Morris has served as President and Chief Executive
                         Officer of Intalite International N.V., a diversified holding company with investments primarily in the metals fabrication industry, for over 30 years. Mr.
                         Morris is also a director of Metal Management, Inc and of Neenah Foundry Company Inc. Mr. Morris is a former director of Metals USA, Inc.

Allen Ritchie            Currently a private  investor,  Mr.  Ritchie served as
                         Executive Vice President and Chief  Financial  Officer
                         of Protective Life  Corporation from August 2001 until
                         November   2006.   Before  joining   Protective   Life
                         Corporation, Mr. Ritchie held a number of senior management roles with

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                         AGCO  Corporation  from 1991 to 1997 and with Medaphis
                         Corporation (now Per Se Technologies, Inc.) from 1998-2000.

Harbinger also notified the Company that it is filing stockholder proposals intended to deter the current Board members from creating obstacles to the election of the Harbinger nominees as a majority of the Board.

ABOUT HARBINGER CAPITAL PARTNERS

The Harbinger Capital Partners investment team located in New York City manages in excess of $5 billion in capital through two complementary strategies. Harbinger Capital Partners Master Fund I, Ltd. is focused on restructurings, liquidations, event-driven situations, turnarounds and capital structure arbitrage, including both long and short positions in highly leveraged and financially distressed companies. Harbinger Capital Partners Special Situations Fund, L.P. is focused on distressed debt securities, special situation equities and private loans/notes in a predominantly long- only strategy.

Investor contact:
Harbert Management Corporation - John McCullough - 205-987-5576

Media contact:
Citigate Sard Verbinnen - Brandy Bergman or Dan Gagnier - 212-687-8080

ADDITIONAL INFORMATION

HARBINGER INTENDS TO MAKE A PRELIMINARY FILING WITH THE SECURITIES AND EXCHANGE COMMISSION OF A PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE RYERSON INC. 2007 ANNUAL MEETING. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF RYERSON INC. FOR USE AT THE 2007 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO RYERSON INC. STOCKHOLDERS AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS AND WILL BE CONTAINED IN THE SCHEDULE 13D FILED BY HARBINGER AND IN AMENDMENTS THERETO.

   (1) The metals service center and processor index is a composite of companies selected by Harbinger that, in Harbinger's judgment, are comparable to Ryerson. It includes A.M. Castle & Co., Earle M. Jorgensen Company, Gibraltar Industries, Inc., Metals USA Inc., Novamerican Steel Inc., Olympic Steel Inc., Reliance Steel & Aluminum Co., Russel Metals Inc., Shiloh Industries Inc., Steel Technologies Inc., Worthington Industries Inc., Samuel Manu-Tech Inc. Metals USA Inc. and Earle M. Jorgensen Company were included in index until the dates they were acquired, 11/30/05 and 4/3/06, respectively.
   (2) Source: FactSet Research Systems Inc. and SEC filings. Inventory at companies reporting on a LIFO basis are adjusted to replacement cost according to the inventory valuation reported in their SEC filings.
   (3)   Source: FactSet Research Systems Inc.
   (4)   Source: FactSet Research Systems Inc.

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